MARKETING AND MANAGEMENT AGREEMENT
                               BETWEEN
                       US AMATEUR SPORTS, INC.
                                 AND
                        AXIS ENTERPRISES, INC.

    This Agreement is entered into on this 10th day of January, 1998, by and between US Amateur Sports, Inc. ("USAS" or "the Company"), a Florida corporation located at 3932 RCA Boulevard, Palm Beach Gardens, Florida 33410, and Axis Enterprises, Ltd. (Axis), a Bahamian corporation located at 43 Elizabeth Avenue, P.O. N-1201, Nassau, Bahamas.

                                RECITALS:

    WHEREAS, USAS believes that it is in the Company's best interest to form a new wholly owned subsidiary, USA Performance Products, Inc. (USAPP); and

    WHEREAS, USAS believes that the retention of Axis for purposes of marketing USAPP assets and business in various worldwide markets will greatly improve the profitability of USAPP; and

    WHEREAS, Axis has experience in establishing worldwide markets necessary for the sale of USAPP products and desires to act as marketing and management consultant for USAPP.

    NOW, THEREFORE, for the mutual consideration set forth herein, the parties agree as follows:

    1. USAS hereby agrees to form a new corporation with the name USA Performance Products, Inc., and to transfer certain assets related to the Company's paintball marker and gun and other products. USAS hereby retains Axis commencing on the date above for a period of three years, to perform certain marketing and management services regarding the Company's prospective sale of USAPP products to worldwide markets. Axis agrees to perform such services The term of this Agreement shall commence on the date set forth above and shall terminate three years from the date above, but may be mutually extended for additional future three year periods.

    2. Axis shall be paid 1,500,000 of the common shares of USAS stock for the performance of its services as set forth above. USAS hereby represents and warrants that it has 50 million shares of common stock authorized, with a par value of $.0001. USAS further warrants that the 1,500,000 shares to be transferred to Axis pursuant to this Agreement shall be fully paid and nonassessable and are not subject to any restrictions except those set forth in paragraph 4 below.

    3. Axis shall perform these services on an independent contractor basis and shall determine the places such services are to be rendered, and the amount of time to devote to such services as an independent contractor. USAS and Axis agree that the terms of this Agreement are solely as an independent contractor.

    4. The sale, transfer and assignment of the 1,500,000 shares of USAS has not been registered under the Securities Act of 1933, as amended. These shares in USAS may not be sold, transferred, assigned, pledged or hypothecated unless such transaction is duly registered under the Act or unless, in the opinion of counsel for the Company, such transaction is exempt from the registration provisions of the Act. The sale, if any, of these shares shall be governed by the provisions of Rule 144 or any other rule promulgated by the Securities and Exchange Commission under the Securities Act of 1933. as amended.

    5. Axis agrees to provide the necessary funding for the successful operation of USAPP and will manage USAPP's income and expenses subject to the approval of the Board of Directors of USAS.

    6. This Agreement may be amended only by mutual agreement in writing by the parties hereto and is to be construed under the laws of the State of Florida.

     IN WITNESS WHEREOF, the parties have entered this Agreement as of the day and year first above written.

                     US AMATEUR SPORTS, INC.

                     By: /s/ David J. Panaia
                         David J. Panaia, Chief Executive Officer


                     AXIS ENTERPRISES, LTD.

                     By: /s/ Roy Bouchier

                         Roy Bouchier, President